Exhibit 99.1

NEWS RELEASE

7007 Pinemont Drive

Houston, TX 77040 USA

Contact: Gary D. Owens

Chairman, President & CEO

TEL: 713.986.4444

FAX: 713.986.4445

FOR IMMEDIATE RELEASE

OYO GEOSPACE CORPORATION ANNOUNCES NAME CHANGE

AND TICKER SYMBOL CHANGE

Houston, Texas – October 1, 2012 – OYO Geospace (NASDAQ: OYOG) today announced that, effective today, it has changed its name to Geospace Technologies Corporation. In connection with the name change, the Company has changed its NASDAQ ticker symbol to “GEOS”, also effective today. The Company has also updated its website address, which is now www.geospace.com.

The name change is a result of OYO Corporation U.S.A.’s recent sale of their stake in the Company in February of this year. The Company is no longer affiliated with OYO Corporation U.S.A. or its parent company OYO Corporation. Historically, no related party financial transactions between the Company and OYO Corporation U.S.A. or OYO Corporation have been material.

Geospace Technologies Corporation designs and manufactures instruments and equipment used by the oil and gas industry in the acquisition and processing of seismic data as well as in reservoir characterization and monitoring activities. The company also designs and manufactures other industrial products, including thermal printing equipment and film.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included herein including statements regarding potential future products and markets, our potential future revenues, future financial position, business strategy, future expectations and other plans and objectives for future operations, are forward-looking statements. We believe our forward-looking statements are reasonable. However, they are based on certain assumptions about our industry and our business that may in the future prove to be inaccurate. Important factors that could cause actual results to differ materially from our expectations include the level of seismic exploration worldwide, which is influenced primarily by prevailing prices for oil and gas, the extent to which our new products are accepted in the market, the availability of competitive products that may be more technologically advanced or otherwise preferable to our products, tensions in the Middle East and other factors disclosed under the heading “Risk Factors” and elsewhere in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are on file with the Securities and Exchange Commission. Further, all written and verbal forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by such factors.